November 2011
Pricing Sheet dated November 22, 2011 relating to
Amendment No. 2 to Preliminary Terms No. 1,046 dated November 21, 2011
Registration Statement No. 333-178081
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in International Equities

Trigger Jump Securities Based on the Value of the iShares® MSCI Emerging Markets Index Fund due November 21, 2014
PRICING TERMS – NOVEMBER 22, 2011
Issuer:	Morgan Stanley
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Stated principal amount:	$10 per security
Pricing date:	November 22, 2011
Original issue date:	November 28, 2011 (3 business days after the pricing date)
Maturity date:	November 21, 2014
Aggregate principal amount:	$4,800,000
Interest:	None
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Payment at maturity:
•  If the final share price is greater than the initial share price:
$10 + the greater of (i) $10 × the share percent change and (ii) the upside payment
•  If the final share price is less than or equal to the initial share price but greater than or equal to the downside threshold, meaning the price of the underlying shares has remained unchanged or has declined by no more than 35% from its initial price:
$10
•  If the final share price is less than the downside threshold, meaning the price of the underlying shares has declined by more than 35% from its initial price:
$10 × share performance factor
This amount will be less than the stated principal amount of $10, and will represent a loss of at least 35%, and possibly all, of your investment.

Upside payment:	$3.50 per security (35% of the stated principal amount)
Share percent change:	(final share price – initial share price) ÷ initial share price
Share performance factor :	final share price ÷ initial share price
Initial share price:	$37.44, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Downside threshold:	$24.336, which is 65% of the initial share price
Valuation date:	November 18, 2014, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP:	61760T157
ISIN:	US61760T1575
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and issue price:	Price to public	Agent’s commissions(1)(2)	Proceeds to issuer
Per security	$10.00	$0.30	$9.70
Total	$4,800,000	$144,000	$4,656,000
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.90 per security.  Please see “Syndicate Information” on page 8 of the accompanying preliminary terms for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors  will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.30 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.s

Amendment No. 2 to Preliminary Terms No. 1,046 dated November 21, 2011
Product Supplement for Jump Securities dated November 21, 2011
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.